Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 964-8389 fax: (617) 969-5730

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang,
Manager of Investor Relations
(617) 796-8149
www.hptreit.com

HRPT Properties Trusts Sells Shares in Hospitality Properties Trust

NEWTON, Mass.—Hospitality Properties Trust (NYSE: HPT) today announced that HRPT Properties Trust (NYSE: HRP) has sold its remaining position in HPT through the sale of 4,000,000 common shares under an existing shelf registration statement. HRPT paid all the costs associated with this transaction and HPT will not receive any proceeds from the sale of the shares.

Merrill Lynch & Co. and RBC Capital Markets acted as sole underwriters for the transaction.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of the state. Copies of the final prospectus and prospectus supplement may be obtained from the offices of Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080 (telephone: 212-449-1000), or RBC Capital Markets, Equity Syndicate Department, One Liberty Plaza, 165 Broadway, New York, NY 10006 (telephone: 212-428-6665).

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns 307 hotels located in 38 states, Puerto Rico and Canada. HPT is headquartered in Newton, Massachusetts.